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                                                                    EXHIBIT 99.1

                                                                   PRESS RELEASE

                                                                        CONTACT:
                                        Daniel B. Platt, Chief Financial Officer
                                                               Tel: 619-652-4700
                                                               Fax: 619-652-4711
                                                                dbplatt@bpac.com

                BURNHAM PACIFIC SIGNS AGREEMENT TO SELL EIGHTEEN
                                   PROPERTIES

SAN DIEGO, CA, August 30, 2001 -- Burnham Pacific Properties, Inc. (NYSE: BPP) today announced that it has signed an agreement for the sale of eighteen properties to Pacific Retail, L.P. for $158,470,000 in cash. The transaction is being effected in furtherance of Burnham's Plan of Complete Liquidation and Dissolution which was approved by Burnham's stockholders on December 15, 2000. Under the terms of the agreement, the sale of each of the properties is subject to customary conditions, including lender consents and estoppels. Pacific Retail may terminate the agreement as to specific properties at any time on or before October 15, 2001, if certain conditions are not satisfied, subject to forfeiture of an allocable portion of a $2.5 million earnest money deposit which was paid to Burnham at the time the agreement was signed. The closing of the proposed sales is expected to occur on or about October 31, 2001, but may be extended under certain circumstances. In connection with the transaction, Burnham received an opinion from Houlihan Lokey Howard & Zukin, a national investment banking firm, stating that the consideration to be received by the Company in the proposed sale is fair to Burnham from a financial point of view.

         The eighteen properties to be sold include Burnham's interests in: Bell Gardens Marketplace, Fremont Hub, Gateway Center, Ladera Center, Margarita Plaza, Mission Plaza, Ontario Village, Palms to Pines and Plaza de Monterey in California; Fairwood Square, Greentree Plaza, James Village and Park Manor in Washington; Farmington Village and Village East Shopping Center in Oregon; Silver Plaza and Cruces Norte in New Mexico; and Brickyard Plaza in Utah. On a combined basis, Burnham's interests in such properties total approximately 1,725,000 square feet.

         Proceeds from the sales contemplated by the agreement will be used to repay indebtedness and to make liquidating distributions. The Company previously announced that it intends to make one liquidating distribution per quarter out of available cash, after payment of certain indebtedness and the establishment of reserves; however, in general, no distribution would be made unless the amount of such distribution would equal at least $0.25 per share.
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         Burnham Pacific Properties, Inc. is a real estate investment trust
(REIT) that focuses on retail real estate. More information on Burnham may be obtained by visiting the Company's web site at www.burnhampacific.com.

         Pacific Retail, L.P. is owned by affiliates of P. O'B. Montgomery & Company and Apollo Real Estate Advisors. P. O'B. Montgomery & Company, based in Dallas, Texas, is an owner, operator and developer of neighborhood and community shopping centers, currently owning and operating approximately 2.5 million square feet of shopping centers. Apollo Real Estate Advisors is a real estate investment firm with extensive experience in all facets of real estate ownership, development and management. Since its inception in 1993, Apollo through its real estate investment funds has invested over $3.7 billion of equity in over 190 transaction with an aggregate purchase price of $9.5 billion.
P. O'B. Montgomery and Apollo currently jointly own and operate 18 shopping centers. The agreement between Burnham and Pacific Retail provides that Pacific Retail will assign the agreement before closing to a venture expected to include
P. O'B. Montgomery, Apollo and GE Capital Corporation.

         This news release contains forward-looking statements that predict or indicate future events or trends or that do not relate to historical matters. There are a number of important factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, the following: we may be unable to consummate the sale transaction described herein with respect to some or all of the subject properties or such closing may be materially delayed; we may be unsuccessful in implementing our liquidation strategy; we may not be able to complete the liquidation in a timely manner or realize proceeds from the sales of assets in amounts that will enable us to provide currently anticipated liquidating distributions to our stockholders; we have outstanding indebtedness maturing at various times during 2001, and we may be unable to repay, refinance, replace or extend any or all of this indebtedness on terms that are favorable to the Company, or at all; and occupancy rates and market rents may be adversely affected by economic and market conditions which are beyond our control, including imbalances in supply and demand for retail shopping center space and the financial condition of our tenants.

         You should also read the risk factors that are discussed in the Company's periodic reports filed with the Securities and Exchange Commission, including the risk factors that were disclosed in our Form 10-K that was filed with the SEC on April 3, 2001. You should be aware that the risk factors contained in that Form 10-K may not be exhaustive. Therefore, we recommend that you read the information in that Form 10-K together with other reports and documents that we file with the SEC from time to time, including our Forms 10-K, 10-Q and 8-K and Proxy Statements, which may supplement, modify, supersede or update those risk factors.